Pricing Term Sheet
Filed Pursuant to Rule 433(d)
Registration Statement No. 333-279581
September 9, 2024

Issuer:	Wisconsin Electric Power Company
Trade Date:	September 9, 2024
Expected Settlement Date:	September 13, 2024 (T+4)
Expected Ratings*
(Moody’s/S&P/Fitch):	A2 (Stable) / A- (Stable) / A+ (Stable)

Joint Book-Running Managers:	BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC

Senior Co-Managers:	Goldman Sachs & Co. LLC
Samuel A. Ramirez & Company, Inc.
Co-Manager:	Comerica Securities, Inc.

Terms Applicable to 4.60% Debentures due October 1, 2034 (the “2034 Debentures”)

Principal Amount:	$300,000,000
Maturity:	October 1, 2034
Coupon:	4.60%
Initial Price to Public:	99.981% per Debenture
Yield to Maturity:	4.602%
Spread to Benchmark Treasury:	+90 basis points
Benchmark Treasury:	UST 3.875% due August 15, 2034
Benchmark Treasury Yield:	3.702%
Interest Payment Dates:	April 1 and October 1, commencing April 1, 2025
Redemption Provisions:	Prior to July 1, 2034 (the date that is three (3) months prior to the maturity date, which is referred to herein as the “2034 Par Call Date”), the 2034 Debentures will be redeemable, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Debentures matured on the 2034 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Issuer dated the date hereof, plus 15 basis points less (b) interest accrued to, but not including, the date of redemption; and (2) 100% of the principal amount of the 2034 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. On or after the 2034 Par Call Date, the Issuer may redeem the 2034 Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2034 Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP/ISIN:	976656 CS5 / US976656CS53

Terms Applicable to 5.05% Debentures due October 1, 2054 (the “2054 Debentures”)

Principal Amount:	$300,000,000
Maturity:	October 1, 2054
Coupon:	5.05%
Initial Price to Public:	99.445% per Debenture
Yield to Maturity:	5.086%
Spread to Benchmark Treasury:	+108 basis points
Benchmark Treasury:	UST 4.625% due May 15, 2054
Benchmark Treasury Yield:	4.006%
Interest Payment Dates:	April 1 and October 1, commencing April 1, 2025
Redemption Provisions:	Prior to April 1, 2054 (the date that is six (6) months prior to the maturity date, which is referred to herein as the “2054 Par Call Date”), the 2054 Debentures will be redeemable, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2054 Debentures matured on the 2054 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Issuer dated the date hereof, plus 20 basis points less (b) interest accrued to, but not including, the date of redemption; and (2) 100% of the principal amount of the 2054 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. On or after the 2054 Par Call Date, the Issuer may redeem the 2054 Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2054 Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
CUSIP/ISIN:	976656 CT3 / US976656CT37

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets Corp. toll-free at 1-888-200-0266, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, PNC Capital Markets LLC toll-free at 1-855-881-0697 or RBC Capital Markets, LLC toll free at 1-866-375-6829.